EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 31, 1996, by and between Glasgal Communications, Inc., a Delaware corporation located at 151 Veterans Drive, Northvale, New Jersey 07647 (the "Company") and Isaac J. Gaon, residing at 65 Central Park West, Apt. 2D, New York, New York 10023 (the "Executive").

         IN CONSIDERATION of the covenants and agreements set forth herein, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties covenant and agree as follows:

         1. EMPLOYMENT OF EXECUTIVE. The Company hereby employs the Executive as its Chief Executive Officer on a full-time basis to perform the duties and responsibilities incident to such offices, subject at all times to the control and direction of the Board of Directors of the Company (the "Board").

         2. ACCEPTANCE OF EMPLOYMENT; TIME AND ATTENTION. The Executive hereby accepts such employment and agrees that throughout the Employment Period (as hereinafter defined), he will devote such full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Company as are necessary to perform the duties and responsibilities assigned to him pursuant to Section 1 hereof. As Chief Executive Officer, the Executive shall control all of the day-to-day operations of the Company including, without limitation, the ability to hire and terminate all employees. The Executive shall also perform such specific duties and shall exercise such specific authority related to the management of the day-to-day operations of the Company as may be assigned to the Executive from time to time by the Board of Directors and which are reasonably requested to be performed by the Executive as Chief Executive Officer. The Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Company shall from time to time establish.

         3. TERM. The Company agrees to employ the Executive and the Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing as of November 1, 1996 and ending on October 31, 1999, unless earlier terminated in accordance with Section 12 hereof (the "Employment Period").

         4. COMPENSATION. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive the following:

                  (a) a base salary of $250,000 per annum, payable in equal, bi-weekly installments, or such other greater amount as the Board may determine at its sole discretion upon an annual review (the "Base Salary"). The Base Salary shall be increased annually, beginning January 1, 1998, by a percentage equal to the percentage by which the Consumer Price Index for Urban Wage Borrowers and Clerical Workers:
                           New York, N.Y. - Northeastern New Jersey (1982-84 equals 100), as published by the Bureau of Labor Statistics of the United States Department of Labor, shall have increased over the preceding year (the "CPI Adjustment"). The CPI Adjustment shall be made as soon as possible, but in no event later than fifteen (15) days after the date upon which the Bureau of Labor publishes its consumer price index statistics for the month of December. Any portion of the increase in the Executive's compensation retroactively due shall be payable immediately upon determination of the adjustment. If publication of the Consumer Price Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the New York, N.Y. - Northeastern New Jersey area as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties. Notwithstanding anything herein to the contrary, in no event shall the CPI Adjustment be less than the cost of living increase in compensation granted to other senior executives of the Company;

                  (b) In addition to his Base Salary hereunder, the Executive shall be entitled to an additional cash bonus (the "Cash Incentive Bonus") during each annual period of the Employment Period of this Agreement commencing with the annual period November 1, 1996 to October 31, 1997, based upon achieving the Company's Projected EBIT (as defined below). As used herein, "EBIT" shall mean, with respect to any annual period hereunder, the sum of the consolidated net income (or loss) for the Company and each of its subsidiaries for such period calculated in accordance with generally accepted accounting principles, excluding therefrom any extraordinary items of income or loss, plus all amounts deducted therefrom on account of income taxes and interest expense. The Cash Incentive Bonus shall be computed as follows: (i) if the Company's actual EBIT for the annual period ending October 31, 1997 is $8,100,000 and the Company's actual EBIT for the annual periods ending October 31, 1998 and 1999 are equal to EBIT projections which shall be mutually determined in good faith by the Company's Board of Directors and the Executive prior to such annual period (the "Projected EBIT") the Executive shall receive a Cash Incentive Bonus of $100,000 for each such period in which Projected EBIT is met; and (ii) if the Company's actual EBIT

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                           exceeds the  Projected  EBIT for such annual  period,
                           the Executive shall receive, in addition to the amount earned pursuant to Section 4(b)(i), an amount equal to 5% of such excess, provided, however, that such amount earned pursuant to Section 4(b)(ii) for each annual period shall not exceed $50,000. The Cash Incentive Bonus shall be determined no later than ninety (90) days after the end of each annual period and paid promptly thereafter.

                  (c) In addition to the Base Salary and the Cash Incentive Bonus payable hereunder, the Executive shall be entitled to receive the options to purchase shares of the Company's Common Stock (the "Option Incentive Bonus") during each annual period of the Employment Period of this Agreement commencing with the annual period November 1, 1996 to October 31, 1997, based upon achieving the Company's Projected EBIT for such period. The Option Incentive Bonus shall be computed as follows: (i) if the Company's actual EBIT is 85% of Projected EBIT for such annual period, the Executive shall receive options to purchase 100,000 shares of common stock, par value $.001 per share of the Company (the "Common Stock"); (ii) if the actual EBIT is 100% of Projected EBIT for such annual period, the Executive shall receive, in addition to the options received pursuant to clause (i) of this sentence, options to purchase 50,000 shares of Common Stock; and (iii) if the actual EBIT exceeds 100% of the Projected EBIT, the Executive shall receive, in addition to the options received pursuant to clauses
                           (i) and (ii) of this sentence, options to purchase such number of shares of Common Stock as shall equal the number derived by multiplying (.05) and the positive difference between the actual EBIT and the Projected EBIT for such period. The Option Incentive Bonus shall be determined no later than ninety (90) days after the end of each annual period and granted immediately upon such determination. Such options shall have an exercise price equal to the fair market value on the date of grant (as computed using the average of the last trade price over the five consecutive trading days immediately preceding the date of grant) and shall vest as follows: 1/3 on the grant date, 1/3 on the first anniversary of the grant date and 1/3 on the second anniversary of the grant date.

                  The parties agree that the Company is authorized to deduct from the Base Salary and Cash Incentive Bonus of the Executive, and any other compensation paid to the Executive, such sums as are required by law to be deducted or withheld.

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         5. EXECUTIVE  BENEFITS.  The Executive shall be entitled to receive the following benefits from the Company:

                  (a) The Company shall pay or reimburse the Executive for the cost of insurance, maintenance, repair and gasoline for his automobile, provided, however, that such expenses are reasonably related to the Company's business;

                  (b) The Company shall obtain a life insurance policy naming the Executive as the insured and such other party as may be designated as the beneficiary by the Executive, providing for death benefits of $500,000.00, with respect to which the Company shall pay all applicable premiums during the Employment Period. Such policy shall include a cost of living escalator, provided that such escalator is available on commercially reasonable terms;

                  (c) The Company shall provide the Executive and his family with medical insurance consistent with the Company's current and future medical plans for its senior executives;

                  (d) The Company shall provide the Executive with annual dental benefits consistent with the Company's current dental plan for its senior executives;

                  (e) The Company shall provide the Executive with long-term disability insurance providing for disability payments of $12,500.00 per month. Such policy may provide that no payments are required until the Executive has been disabled for a period of six (6) months;

                  (f) The Executive shall be entitled to participate in the Company's stock option plan as available to all senior executives of the Company, subject to the discretion of the Board; and

                  (g) The Executive shall be entitled to twenty three (23) days of paid vacation for each 12 month period during the Employment Period. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

         6. REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive in accordance with its applicable policies for all expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of appropriate receipts or vouchers.

         7. D&O INSURANCE COVERAGE. The Company shall use its best efforts to obtain and maintain, at the Company's cost and expense, directors' and officers' liability insurance coverage for the directors and officers of the Company, including the Executive. Nothing herein shall be deemed to require the Company to provide such coverage for the Executive if it is not then providing such coverage generally to its directors and officers.

         8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company, its subsidiaries and any of its affiliates all information, knowledge and data relating to or concerned with the Company, its subsidiaries and any of its affiliate's operations, sales, business and affairs, and he shall not, at any time, either during the Employment Period or after the termination of the Executive's employment with the Company, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation (unless the Company no longer treats such information as confidential) other than to the Company or its designees and employees or except as may otherwise be required in connection with the business and affairs of the Company; PROVIDED, HOWEVER, that the Executive may disclose or divulge such information, knowledge or data that is or becomes generally available to the public through no wrongful act on the Executive's part or where such disclosure is legally compelled by judicial or administrative action, provided that the Executive agrees to give the Company prompt notice of any such judicial or administrative action to enable the Company to seek an appropriate protective order.

         9. INTELLECTUAL PROPERTY. Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by the Executive alone or with others relating to the businesses of the Company or any of its subsidiaries during the Employment Period and, whether or not patentable or registrable, shall become the sole and exclusive property of the Company. The Executive shall disclose the same promptly and completely to the Company and shall, during the Employment Period and at any time and from time to time hereafter (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company's right therein and thereto.

         10. EQUITABLE RELIEF. The parties hereto acknowledge that the Executive's services are unique and that, in the event of a breach or a threatened breach by the Executive of any of his obligations under this Agreement, the Company shall not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by the Executive, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder.

         11.      CHANGE OF CONTROL.

                  (a) If prior to the expiration of the Employment Period, there is a Change of Control (as such term is defined herein) and thereafter any of the following occur: (a) the Executive is placed in any position of lesser stature than that of Chief Executive Officer of the Company; is assigned duties inconsistent with the Chief Executive Officer or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such positions on the date hereof; is assigned performance requirements or working conditions which are at variance with the performance requirements and working conditions in effect on the date hereof; or is accorded treatment on a general basis that is in derogation of his status as a Chief Executive Officer; (b) the Executive ceases to serve as a member of the Company's Board; (c) any breach of Paragraphs 4, 5, 6, or 7, inclusive, of this Agreement; or (d) any requirement of the Company that the location at which the Executive performs his principal duties for the Company be outside a radius of 50 miles from the location at which the Executive performed such duties immediately prior to the Change of Control, then the Agreement shall be deemed to have been terminated by the Company otherwise than by reason of Cause and the Company shall pay to Executive within five days after notice from Executive to such effect, as liquidated damages, a lump sum cash payment equal to 2.99 times the "base amount" of Executive's compensation. For purposes hereof, "base amount" shall have the meaning provided in Section 280G (b) (2)
(A) of the Internal Revenue Code of 1986, as amended, and the Proposed Regulations thereunder.

                  (b) For the purposes of this Agreement, a Change of Control means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Company to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Company with or into another corporation with the effect that the shareholders of the Company, as the case may be, immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Company's Board in any given year as compared to the directors who constituted the Company's Board at the beginning of such year, and such replacement shall not have been approved by the Company's Board, as the case may be, as constituted at the beginning of such year, (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

         12.      EARLY TERMINATION.

                  (a) The Employment Period shall terminate without action on the part of the Company upon the death of the Executive. The Employment Period shall also terminate upon 30 days written notice by the Company to the Executive, (i) in the event that the Executive shall become "Permanently Incapacitated" (as hereinafter defined); or (ii) for "Cause" (as hereinafter defined). The Employment Period shall also terminate upon written notice by the Executive to the Company for "Good Reason" (as hereinafter defined);

                  (b) For purposes of this Agreement, the Executive shall be deemed Permanently Incapacitated in the event that the Executive shall, by reason of his physical or mental disability as determined by the Executive's physician or a physician designated by the Company, fail to substantially perform his usual and regular duties for the Company for a period of 120 consecutive days or for an aggregate of 120 days in any consecutive six month period.

                  (c) For purposes of this Agreement, "Cause" shall mean any criminal conviction of the Executive for an offense involving the misappropriation of funds or material property of the Company, or willful and repeated refusal of the Executive to follow the lawful directives of the Board for the performance of material duties which the Executive is required to perform hereunder (other than for reason of becoming Permanently Incapacitated), after at least ten (10) days prior written notice by the Company providing the Executive with an opportunity to cure such failure.

                  (d) For purposes of this Agreement, "Good Reason" shall mean any diminution of the Executive's position, duties, responsibilities or compensation as Chief Executive Officer of the Company or the geographic relocation of the Executive's position as Chief Executive Officer of the Company.

                  (e) In the event the Employment Period is terminated by reason of the Executive's death, the Company shall, within 30 days, pay to the Executive's estate the Base Salary, as adjusted, to and including the date of such termination, any unpaid bonus payments previously determined by the Board and all expense reimbursements due the Executive.

                  (f) In the event the Employment Period is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall, within 30 days, pay to the Executive his Base Salary, as adjusted, to and including the date of such termination, any unpaid bonus payments previously determined by the Board and all expense reimbursements due the Executive.

                  (g) In the event the Employment Period is terminated due to the Executive becoming Permanently Incapacitated, the Company shall, within 30 days, pay to the Executive an amount equal to six months of his Base Salary, as adjusted, to and including the date of such termination, any unpaid bonus payments previously determined by the Board and all expense reimbursements due the Executive.

                  (h) In the event the Employment Period is terminated (i) by the Company without Cause, or (ii) by the Executive with Good Reason, the Company shall, within 30 days, pay to the Executive an amount equal to the total of all payments of Base Salary for the remainder of the Employment Period, but in no event shall such payment be less than $500,000. In addition, the Executive shall be entitled to any unpaid bonus payments previously determined by the Board for the remainder of the Employment Period, shall be paid for accrued but unused vacation time determined on a pro-rata basis and shall be entitled to the benefits provided pursuant to Section 5 hereof for the remainder of the Employment Period. Notwithstanding anything to the contrary herein, no payment shall be made to the Executive under this Section 12(h) if the Executive is paid liquidated damages following a Change of Control of the Company as set forth in
Section 11(a) above.

         13.      PURCHASE OF OPTIONS.

                  In the event the Executive is entitled to liquidated damages upon a Change of Control as provided in Section 11(a) hereof or if the Employment Period is terminated by the Company without Cause, or by the Executive with Good Reason, the Company shall purchase from the Executive, any and all stock options granted by the Company and held by the Executive at the time of termination or Change of Control, whether or not vested, for a price equal to the Option Purchase Amount. The Option Purchase Amount shall mean the average closing bid price of the Company's Common Stock on the Nasdaq Small-Cap market or such other market in which the Company's Common Stock is then traded over five (5) trading days prior to the termination less the exercise price of such options. In the event the Option Purchase Amount is not paid to the Executive within five business days of the occurrence of any triggering event described in the first sentence of this Section 13, the Option Purchase Agreement shall accrue interest at an interest rate of 10% per annum, until the Option Purchase Amount, plus such accrued interest, is paid to the Executive. The Executive shall also continue to receive his Base Salary, and be entitled to all benefits described in Section 5, until payment of the Option Purchase
Amount, plus interest, if any, at which time payment of the Base Salary and entitlement to the benefits described in Section 5 shall terminate unless otherwise provided in this Agreement.

         14.      ARBITRATION OF ALL DISPUTES.

                  (a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in the City of New York, State of New York, by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. The cost of any arbitration proceeding hereunder shall be borne equally by the Company and the Executive. In the absence of fraud, the award of the arbitrators shall be binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof.

                  (b) In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive's reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights, including the enforcement of any arbitration award up to $50,000 in the aggregate.

         15. ENTIRE AGREEMENT; AMENDMENT. This agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter, provided, however, that the employment agreement between the Company and the Executive which was to expire on its terms on December 31, 1996 shall remain in full force and effect until November 1, 1996. No amendment to or modification of this Agreement shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

         16. NOTICES. Any notice or other communication required or permitted to be given by this Agreement shall be writing and shall be effectively given if:

                  (a)      delivered personally by hand;
                  (b)      sent by prepaid courier service;
                  (c)      sent by registered mail; or
                  (d) sent by prepaid telecopier, telex or other similar means of electronic communication and confirmed by mailing the original document so sent by prepaid mail on the same or following day,

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

in each case addressed as follows:

                  (i)      if to the Executive:

                           65 Central Park West, Apt. 2D
                           New York, NY 10023

                  (ii)      if to the Company:

                            151 Veterans Drive
                            Northvale, N.J. 07647
                            Attention: James Caci

                            Telecopier No. (201) 768-2947

or at such other address as the party to whom such notice or other communication is to be given shall have advised the party giving same in the manner provided in this Section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day such notice or other communication shall be deemed to have been given and received on the next following business day. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the third business day following the date of mailing. Any notice or other communication transmitted by telecopier, telex or other similar form of electronic communication shall be deemed given and received on the day of its transmission provided that such day is a business day and such transmission is completed before 5:00 p.m. on such day, failing which such notice or other communication shall be deemed given and received on the first business day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labor dispute or threatened labor dispute which has affected or could affect normal mail delivery, then no notice or other communication may be delivered by registered mail. If there has been a mail stoppage and if a party sends a notice or other communication by telecopier, telex or other similar means of electronic communication, such party shall be relieved from the obligation to mail the original document in accordance with this Section. "Business day" means any day other than a Saturday, a Sunday or a statutory holiday observed in New York City, New York.

         17. WAIVERS. No course of dealing nor any delay on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

         18. GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, except that body of law relating to choice of laws.

         19. INVALIDITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

         20. FURTHER ASSURANCES. Each of the parties shall execute such documents and take such other actions as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

         21. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts which may be by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                           GLASGAL COMMUNICATIONS, INC.


                                           By: /S/ JAMES CACI
/S/ ISAAC GAON                                ---------------------------------
--------------------------                    Name:   JAMES M. CACI
ISAAC J. GAON                                 Title:  Chief Financial
                                                      Officer